Exhibit 99.1

UNAUDITED FINANCIAL HIGHLIGHTS
RESCARE FOURTH QUARTER AND YEAR-END 2010 RESULTS

Fourth Quarter 2010 Financial Results

Revenues for the fourth quarter of 2010 were $392.8 million, an increase of 1% from the prior year period due primarily to acquisition growth, offset by the loss of two Job Corps centers during 2009, recent rate and service reductions in certain states and changes in contract awards and program cuts in our Education unit.  During the fourth quarters of 2010 and 2009, the Company recorded pre-tax, non-cash charges totaling $197.6 million, and $72.0 million, respectively, as a result of the partial impairment of goodwill and other long-lived assets.  In addition, the company incurred pre-tax costs of $10.1 million in connection with the Onex transaction during the fourth quarter of 2010 and increased its legal reserves by $5.0 million in the fourth quarter of 2009.  Net loss was $146.9 million for the fourth quarter of 2010, compared with a net loss of $41.8 million in the same period of 2009.

Adjusted Net Income, which excludes the aforementioned impairment charges, Onex transaction costs and certain legal charges, was $8.0 million in the fourth quarter of 2010, compared with $8.4 million in the same period of 2009.  Adjusted EBITDA for the fourth quarter of 2010 and 2009 was $24.0 million and $23.6 million, respectively.

On November 16, 2010, an affiliate of Onex Corporation purchased 21,044,765 shares of ResCare common stock, increasing the beneficial ownership of the Onex Investors from 24.9% to 87.4% of the issued and outstanding shares of ResCare’s common stock on an as-converted basis.  This change of control resulted in a new basis of accounting.  This change creates many differences between reporting for ResCare post-acquisition, as successor, and ResCare pre-acquisition, as predecessor.  The accompanying unaudited financial highlights reflect the combination of separate reporting periods.  The separate reporting periods are January 1, 2010 through November 15, 2010 (predecessor) and November 16, 2010 through December 31, 2010 (successor).  Periods including 2009 are related to the predecessor.  The total fourth quarter and year end 2010 results are the combined successor and predecessor results.

Full Year 2010 Financial Results

Revenues for full year 2010 were in line with 2009 at $1.58 billion.  Net loss was $170.0 million compared with a net loss of $9.4 million in 2009.  Adjusted Net Income for the full year 2010 was $37.1 million.  Adjusted EBITDA for 2010 was $103.5 million versus $107.2 million in 2009.  Reconciliations of non-GAAP financial measures follow.

On December 23, 2010, the Company announced that it had issued $200 million of 10.75% Senior Notes due 2019 and had repurchased $120.0 million of its existing 7.75% notes.  Additionally, the Company amended its existing credit facility to add a new term loan facility.  Concurrently, the Company also prepaid and discharged the remaining $30 million of 7.75% notes, which were called for redemption on January 21, 2011.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Income Statement Data:
Revenues	$392,783	$387,228	$1,582,461	$1,579,155
Facility and program expenses	360,665	362,137	1,444,791	1,445,900
Facility and program contribution	32,118	25,091	137,670	133,255
Corporate general and administrative	23,726	14,254	71,264	59,281
Asset impairment charges	197,578	71,991	263,155	71,991
Other operating (income) expense, net	(52)	(942)	333	(1,159)
Operating (loss) income	(189,134)	(60,212)	(197,082)	3,142
Interest expense, net	4,935	3,980	19,548	16,455
Loss before income taxes	(194,069)	(64,192)	(216,630)	(13,313)
Income tax benefit	(47,100)	(22,125)	(46,464)	(3,021)
Net loss – including noncontrolling interests	(146,969)	(42,067)	(170,166)	(10,292)

Net loss – noncontrolling interests	(34)	(277)	(190)	(855)
Net loss – ResCare, Inc.	$(146,935)	$(41,790)	$(169,976)	$(9,437)

Note: The fourth quarter and year ended December 31, 2010 represents the combined successor and predecessor operating results for comparison purposes.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

Reconciliation of Net Loss to Adjusted Net Income:
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net loss – ResCare, Inc.	$(146,935)	$(41,790)	$(169,976)	$(9,437)
Asset impairment charges, net of tax	146,241	47,085	196,346	47,085
Onex transaction costs, net of tax	8,701	−	10,768	−
Legal charges, net of tax	−	3,071	−	3,071
Adjusted Net Income – ResCare (1)	$8,007	$8,366	$37,138	$40,719

(1)
Adjusted Net Income – ResCare, Inc. is defined as net income – ResCare, Inc. before the asset impairment charges, Onex transaction costs and certain legal charges, net of their related income tax effects.  Adjusted Net Income – ResCare, Inc. should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from Adjusted Net Income – ResCare, Inc. are significant components in understanding and assessing financial performance.  Management believes that Adjusted Net Income – ResCare, Inc. is useful to investors to evaluate performance.

Note: The fourth quarter and year ended December 31, 2010 represents the combined successor and predecessor operating results for comparison purposes.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation of Net Loss – ResCare, Inc. to EBITDA and Adjusted EBITDA:
Net loss – ResCare, Inc.	$(146,935)	$(41,790)	$(169,976)	$(9,437)
Add: Interest, net	4,935	3,980	19,548	16,455
Depreciation and amortization	5,492	6,503	24,763	26,161
Income tax benefit	(47,100)	(22,125)	(46,464)	(3,021)
EBITDA(1)	(183,608)	(53,432)	(172,129)	30,158
Asset impairment charges	197,578	71,991	263,155	71,991
Onex transaction costs	10,059	−	12,449	−
Legal charges	−	5,026	−	5,026
Adjusted EBITDA(1)	$24,029	$23,585	$103,475	$107,175

(1)
EBITDA is defined as net income before depreciation and amortization, net interest expense and income taxes.  Adjusted EBITDA is defined as EBITDA before the asset impairment charges, Onex transaction costs and certain legal charges.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are commonly used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

Note: The fourth quarter and year ended December 31, 2010 results represent the combined successor and predecessor operating results for comparison purposes.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Dec. 31, 2010	Dec. 31, 2009
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$27,552	$20,672
Accounts receivable, net	215,941	211,350
Other current assets	41,457	48,552
Total current assets	284,950	280,574
Property and equipment, net	96,997	81,347
Goodwill	234,867	422,626
Other assets, net	352,694	60,393
	$969,508	$844,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$223,992	$156,946
Other long-term liabilities	135,590	59,076
Long-term debt	367,513	196,193
Shareholders’ equity	242,413	432,725
	$969,508	$844,940

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Year ended December 31,
	2010	2009
Cash Flow Data:
Net loss – including noncontrolling interests	$(170,166)	$(10,292)
Adjustments to reconcile net loss, including noncontrolling interests, to cash provided by operating activities:
Depreciation and amortization	24,763	26,161
Amortization of discount and deferred debt issuance costs	1,647	1,221
Asset impairment charges	263,155	71,991
Deferred compensation	253	–
Share-based compensation	6,201	4,259
Deferred income taxes, net	(53,155)	(9,762)
Excess tax expense from share-based compensation	1,176	369
Provision for losses on accounts receivable	10,417	9,009
Gain on purchase of businesses	–	(1,474)
Loss on sale of assets	171	269
Changes in operating assets and liabilities	838	12,886
Cash provided by operating activities	85,300	104,637

Cash flows from investing activities:
Purchases of property and equipment	(10,720)	(15,928)
Acquisitions of businesses, net of cash acquired	(28,426)	(20,397)
Proceeds from sale of assets	179	188
Cash used in investing activities	(38,967)	(36,137)

Cash flows from financing activities:
Debt borrowings (repayments), net	201,315	(60,732)
Debt issuance costs	(20,406)	(72)
Payments on common share exchange	(56,875)	–
Redemption of preferred shares	(158,843)	–
Return on preferred shares	(753)	–
Excess tax expense from share-based compensation	(1,176)	(369)
Proceeds received from exercise of stock options	–	415
Employee withholding payments on share-based compensation	(2,683)	(1,379)
Cash used in financing activities	(39,421)	(62,137)
Effect of exchange rate on cash and cash equivalents	(32)	715
Increase in cash and cash equivalents	$6,880	$7,078

Note: The year ended December 31, 2010 represents the combined successor and predecessor operating results for comparison purposes.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Segment Data:
Revenues:
Community Services	$298,477	$288,577	$1,178,591	$1,152,765
Job Corps Training Services	30,391	32,443	120,399	145,821
Employment Training Services	54,884	57,275	245,131	232,732
Other	9,031	8,933	38,340	47,837
Consolidated	$392,783	$387,228	$1,582,461	$1,579,155

Adjusted Operating Income (Loss)(1):
Community Services	$30,843	$29,523	$117,627	$117,127
Job Corps Training Services	2,470	1,797	8,983	10,143
Employment Training Services	2,387	3,219	16,467	15,830
Other	(3,377)	(3,427)	(5,414)	(3,774)
Total Operating Expenses	(13,820)	(14,307)	(59,141)	(59,167)
Consolidated	$18,503	$16,805	$78,522	$80,159

Adjusted Operating Margin(1):
Community Services	10.3%	10.2%	10.0%	10.2%
Job Corps Training Services	8.1%	5.5%	7.5%	7.0%
Employment Training Services	4.3%	5.6%	6.7%	6.8%
Other	(37.4%)	(38.4%)	(14.1%)	(7.9%)
Total Operating Expenses	(3.5%)	(3.7%)	(3.7%)	(3.7%)
Consolidated	4.7%	4.3%	5.0%	5.1%

 (1) Adjusted Operating Income is defined as operating income before asset impairment charges, Onex transaction costs and certain legal charges.  Adjusted Operating Margin is defined as Adjusted Operating Income divided by Revenues.  A reconciliation of Adjusted Operating Income to GAAP measures is included in this press release.  Adjusted Operating Income should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from Adjusted Operating Income are significant components in understanding and assessing financial performance.  Management believes that Adjusted Operating Income is useful to investors to evaluate performance.

Note: The fourth quarter and year ended December 31, 2010 results represent the combined successor and predecessor operating results for comparison purposes.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation of Operating (Loss) Income to Adjusted Operating Income:
Operating (Loss) Income(1):
Community Services(2) (3)	$(168,183)	$24,497	$(128,288)	$112,101
Job Corps Training Services	2,470	1,797	8,983	10,143
Employment Training Services(4)	2,387	(49,863)	16,467	(37,252)
Other(5) (6) (7)	(1,929)	(22,336)	(22,654)	(22,683)
Total Operating Expenses	(23,879)	(14,307)	(71,590)	(59,167)
Consolidated	$(189,134)	$(60,212)	$(197,082)	$3,142

Adjustments:
Community Services(2) (3)	$199,026	$5,026	$245,915	$5,026
Job Corps Training Services	–	–	–	–
Employment Training Services(4)	–	53,082	–	53,082
Other(5) (6) (7)	(1,448)	18,909	17,240	18,909
Total Operating Expenses	10,059	–	12,449	–
Consolidated	$207,637	$77,017	$275,604	$77,017

Adjusted Operating Income (Loss):
Community Services	$30,843	$29,523	$117,627	$117,127
Job Corps Training Services	2,470	1,797	8,983	10,143
Employment Training Services	2,387	3,219	16,467	15,830
Other	(3,377)	(3,427)	(5,414)	(3,774)
Total Operating Expenses	(13,820)	(14,307)	(59,141)	(59,167)
Consolidated	$18,503	$16,805	$78,522	$80,159

(1)	Other operating expense (income) per Income Statement Data on page 2 has been allocated for purposes of segment reporting.
(2)	Operating loss for the three month and twelve month periods ended December 31, 2010, included $199.0 million and $245.9 million impairment charge, respectively.
(3)	Operating income for the three month and twelve month periods ended December 31, 2009, included a $5.0 million increase in legal reserves.
(4)	Operating loss for the three month and twelve month periods ended December 31, 2009, included a $53.1 million goodwill impairment charge.
(5)
Operating loss for the three month and twelve month periods ended December 31, 2010, included a favorable $1.4 million goodwill impairment adjustment and a $17.2 million goodwill impairment charge, respectively.

(6)
Operating loss for the three month and twelve month periods ended December 31, 2009, included an $8.2 million goodwill impairment charge and a $0.7 million impairment charge on certain long-lived assets in our International reporting unit.

(7)
Operating loss for the three month and twelve month periods ended December 31, 2009, included an $8.8 million goodwill impairment charge and a $1.2 million impairment charge on certain long-lived assets in our Schools reporting unit.

Note: The fourth quarter and year ended December 31, 2010 results represent the combined successor and predecessor operating results for comparison purposes.